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                                                                   EXHIBIT 99(H)

                            MASTER SERVICES AGREEMENT

      AGREEMENT made as of the 22nd day of June, 2005, between BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having a place of business at 3435 Stelzer Road, Columbus, Ohio 43219 and THE BJURMAN, BARRY FUNDS (the "Trust") a Delaware statutory trust, having a place of business at 10100 Santa Monica Boulevard, Suite 1200, Los Angeles, California 90067.

      WHEREAS, the Trust desires that BISYS perform administration, fund accounting and transfer agency services for the investment portfolios of the Trust listed on Schedule A hereto, as well as such additional investment portfolios as hereafter may be established from time to time by the Trust (collectively, the "Funds") and;

      WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, the Trust and BISYS hereby agree as follows:

      1.    Retention of BISYS.

      The Trust hereby retains BISYS to act as administrator, fund accountant and transfer agent of the Trust, and to furnish the Trust with administrative, fund accounting and transfer agency services as set forth in Sections 2(a) through (c) below. In addition, the Trust hereby appoints BISYS as the non-bank trustee/custodian to the IRA Accounts of the Trust (as defined in Section 2(d) below) and to provide the non-bank trustee/custodian services as set forth in
Section 2(d) below. BISYS and the Trust hereby agree that BISYS will perform the services upon the terms set forth in this Agreement and the Schedules hereto.

      BISYS shall, for all purposes herein, be deemed to be an independent contractor and, except as otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust or Funds in any way, and shall not be deemed an agent of the Trust or any Funds.

      2.    Services.

            (a) Administration Services. BISYS shall perform the administrative services as set forth in Schedule B and, on behalf of the Trust, shall investigate, assist in the selection of and conduct relations with, custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Trust's operations. BISYS shall provide the Board of Trustees of the Trust (the "Board") with such reports regarding the Fund's investment performance as it may reasonably request, but shall have no responsibility for supervising the performance by any

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                  investment adviser or sub-adviser of its responsibilities.
                  BISYS shall perform such other administration services, and furnish such reports, for the Trust and each of the Funds that are mutually agreed upon by the parties from time to time, for which the Trust will pay BISYS the amounts agreed upon between them.

            (b) Fund Accounting Services. BISYS shall perform for the Trust the fund accounting services as set forth in Schedule C hereto. BISYS shall also perform such special accounting services, and furnish such reports, for the Trust and the Funds to the extent agreed upon by the parties from time to time, for which the Trust will pay BISYS the amounts agreed upon between them.

            (c) Transfer Agency Services. BISYS shall perform for the Trust the transfer agency services as set forth in Schedule D hereto. BISYS also agrees to perform for the Trust such special transfer agency services, and furnish such reports, for the Trust and the Funds to the extent agreed upon by the parties from time to time, for which the Trust will pay BISYS the amounts agreed upon between them.

            (d)   Trustee/Custodian Services.

                  (i) BISYS Fund Services, Inc. ("BFI"), an affiliate of BISYS, has obtained a non-bank Trustee/Custodian Notice of Approval letter from the Treasury Department, Internal Revenue Service, dated December 31, 2003. BFI, together with BISYS, has the knowledge and capabilities to act as a passive non-bank trustee/custodian of Traditional IRA, Roth IRA, Coverdell Education Savings, SIMPLE IRA, and 403(b)(7) accounts offered by the Trust (collectively, "IRA Accounts") BISYS has the knowledge and capabilities to perform the services undertaken by BISYS under Schedule D-1.

                  (ii) BISYS agrees that BFI shall act as a non-bank trustee/custodian for the IRA Accounts, and BISYS shall perform the services undertaken by BISYS under Schedule D-1, but only as long as (x) BISYS continues to act as transfer agent to the Funds and retains all legal qualifications to act as such and (y) BFI retains all legal qualifications to act as non-bank trustee/custodian. In this capacity, BFI will act only as a passive non-bank trustee (within the meaning of Section 1.408-2(e)(6)(i)(A) of the IRS regulations), and neither BFI nor BISYS will have any discretion to direct investments within any of the IRA Accounts.

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                  (iii) In the event that BFI ceases to act as non-bank
                        trustee/custodian, whether due to loss of legal qualifications or otherwise, but BISYS continues to act as transfer agent, BISYS shall no longer be entitled to the entire share of the Custodial Fee, as set forth in Schedule E hereto, but shall be entitled to a proportionate share of the Custodial Fee taking into account the period of time during such year that BFI was the non-bank trustee/custodian for the IRA Accounts and further taking into account the services (for which the parties acknowledge an appropriate allocation of a minimum of $12 to $13 per IRA Account) that BISYS continues to perform with respect to the IRA Accounts pursuant to Schedule D-1.

                  (iv) In the event that BFI ceases to act as non-bank trustee/custodian whether due to loss of legal qualifications or otherwise, and BISYS ceases to act as transfer agent, BISYS shall be entitled to a proportionate share of the Custodial Fee based on the portion of the year for which BFI and BISYS provide trustee/custodian and transfer agent services, respectively.

                  (v) BISYS and BFI shall have the right to review and comment upon the plan agreements and other documentation relating to or affecting its services hereunder, and shall have no liability for any modifications made thereto without its express written consent. BISYS and BFI may rely upon the most recent versions of the plan agreement and such other documentation provided to it, and shall render its services hereunder in a manner consistent with the terms of such plan agreement and such other documentation.

                  (vi) In relation to the IRA Accounts, BISYS will perform the functions described in Schedule D-1 hereto.

      BISYS shall provide the Trust with all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders' and Board meetings) for handling the affairs of the Trust and Funds and such other services as BISYS shall, from time to time, reasonably determine to be necessary to perform BISYS' obligations under this Agreement or which BISYS and the Trust shall mutually agree upon. In addition, at the request of the Board, BISYS shall prepare and present reports to the Board concerning the performance of BISYS' obligations hereunder.

      BISYS shall perform such other services for the Trust or the Funds that are mutually agreed upon by the parties from time to time, for which the Trust will pay BISYS the amounts agreed upon between them. Except as explicitly set forth herein, BISYS shall only perform additional services as are provided on an amendment to this

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Agreement or to schedules hereto, in consideration of such fees as the parties hereto agree.

      BISYS may utilize agents in its performance of its services and, with prior notice to the Trust, may appoint in writing other parties qualified to perform transfer agency, administration or fund accounting services (individually, a "Sub-Agent") to carry out some or all of its responsibilities under this Agreement; provided, however, that (i) the Board's approval shall be required to establish an arrangement in which a Sub-Agent acts as sub-administrator, sub-fund accountant, or sub-transfer agent; (ii) any agent (including any Sub-Agent) retained by BISYS shall be the agent of BISYS and not the agent of the Trust, and that BISYS shall be fully responsible for the acts of such agent (or Sub-Agent) and shall not be relieved of any of its responsibilities hereunder by the appointment of an agent (or Sub-Agent); and
(iii) any fees or expenses of any Sub-Agents shall be borne exclusively by BISYS, except to the extent such expenses would be reimbursable hereunder if incurred by BISYS. In the event that a Sub-Agent is retained by the Trust (and/or by BISYS at the request or instruction of the Trust), the foregoing shall not apply to the extent it is inconsistent with any written agreement(s) entered into by the parties with respect thereto.

      3.    Allocation of Charges and Expenses.

      BISYS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. BISYS shall also provide all items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust and Trustees (as defined below) of the Trust who are affiliated persons of BISYS or any affiliated entity of BISYS; provided, however, that unless otherwise specifically provided, BISYS shall not be obligated to pay the compensation of any employee or agent of the Trust (who is not a BISYS employee) retained by the Board to perform services on behalf of the Trust.

      The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for Trust legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders (as defined below), all expenses incurred in connection with issuing and redeeming shares of beneficial interest in the Trust ("Shares"), the cost of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of BISYS or any affiliate of BISYS (fees for other "interested Trustees" may be paid by parties other than the Trust), insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

      4.    Fees and Expenses.

            (a) The Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the

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                  manner set forth in, Schedule E. Fees for any additional
                  services to be provided by BISYS pursuant to an amendment to any of Schedules B, C, D or D-1 shall be subject to mutual agreement at the time such amendment is proposed.

            (b) In addition to paying BISYS the fees set forth in Schedule E, the Trust agrees to reimburse BISYS for all of its actual out-of-pocket third party expenses (e.g., excluding internal overhead, administrative and compensation expenses), excluding fees and expenses of Sub-Agents (except to the extent such expenses would be reimbursable hereunder if incurred by BISYS), reasonably incurred in providing services hereunder, including:

                  (i) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred in communication with the Trust or the Trust's investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

                  (ii) The cost of microfilm or microfiche of records or other electronic storage of Trust records and other materials;

                  (iii) All printing, production (including graphics support, copying, and binding) and distribution expenses incurred in relation to Board meeting materials;

                  (iv) All freight and other delivery and bonding charges incurred in delivering materials to and from the Trust, its investment advisers and custodian;

                  (v)   Check and payment processing fees;

                  (vi)  Fulfillment;

                  (vii) IRA custody and other related fees;

                  (viii) NSCC and related costs;

                  (ix)  Sales taxes;

                  (x)   Costs of tax forms;

                  (xi)  Costs of shareholder correspondence;

                  (xii) Costs of tax data services;

                  (xiii) Costs of rating agency services;

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                  (xiv) All out of pocket third party costs, excluding fees and expenses of Sub-Agents, (except to the extent such expenses would be reimbursable hereunder if incurred by BISYS), incurred by Trust officers affiliated with BISYS in connection with compliance services, including without limitation, travel and lodging expenses incurred by officers and employees of BISYS in connection with attendance at (x) Board meetings and (y) other meeting for which such attendance is requested by the Trust; and

                  (xv) Any expenses incurred at the written direction of an officer of the Trust; provided however, that such officer is not an officer or employee of BISYS or its affiliates.

            (c) In addition, BISYS shall be entitled to receive the following miscellaneous fees and charges:

                  (i) Ad hoc reporting fees billed, when mutually agreed upon, according to applicable rate schedules;

                  (ii) Fees for pricing information used in connection with pricing the securities and other investments of each Fund, provided that the Fund shall not be charged an amount greater than the amount the Fund would be charged if it obtained the information directly from the relevant vendor or vendors, including costs incurred by BISYS to Fair Value Information Vendors (as defined on Schedule C) with respect to the provision of fair value pricing information to BISYS for use in valuing the portfolio holdings of a specific Fund or Funds that the Trust designates as being subject to fair value determinations and for which services are to be provided by BISYS hereunder (such costs shall be incurred at the discounted group rate made available to BISYS clients, if applicable);

                  (iii) A fee for managing and overseeing the report, print and mail functions performed by BISYS using third-party vendors; not to exceed $.04 per image for statements and $.03 per image for confirmations; fees for programming in connection with creating or changing the forms of statements, billed at a mutually agreed upon rate; and costs for postage, couriers, stock computer paper, computer disks, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required for the performance of the services to be provided hereunder;

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                  (iv)  Fees and expenses associated with providing the "AML
                        Services," as defined in Section 23, and as set forth in further detail on Schedule E;

                  (v) System development fees, billed at mutually agreed upon rate, and all systems-related expenses, as agreed upon in advance, associated with the provision of special reports and services;

                  (vi) Fees for development of any custom interfaces, billed at a mutually agreed upon rate; and

                  (vii) Interactive Voice Response System fees, charged
                        according to BISYS' standard rate schedule, and applicable to the level of service (e.g., basic, transaction, premium) selected.

      All rights of compensation under this Agreement for services performed and for expense reimbursement and for payment of miscellaneous fees and charges incurred through the date of termination of this Agreement (and thereafter as provided in Section 6 below, if applicable) shall survive the termination of this Agreement.

      5.    Effective Date.

      This Agreement shall become effective as of the date of the conversion of the Funds to BISYS' systems, which shall take place on or about June 25, 2005 (the "Effective Date").

      6.    Term.

      This Agreement shall continue in effect for a period of three (3) years, until June 30, 2008 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a written notice of nonrenewal at least ninety (90) days prior to the end of the Initial Term or any Rollover Period, as the case may be, (ii) by mutual agreement of the parties, or (iii) for "Cause," as defined below, upon the provision of thirty (30) days advance written notice by the party alleging Cause, other than in the case of a material breach of this Agreement, in which case no additional written notice is required.

      For purposes of this Section 6, "Cause" shall mean (a) a material breach of this Agreement by the party receiving notice of termination of this Agreement (the "Terminated Party") that has not been remedied for sixty (60) days (or such longer period of time if required and the Terminated Party is diligently pursuing a cure) following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling, order or settlement in which the Terminated Party has been found guilty of, or has consented to a finding of, criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the Terminated Party which are evidenced by the authorization or commencement of, or

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involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, provided, however, that in the event of an involuntary case the party to be terminated shall not be terminated if such party diligently contests the case within thirty (30) days of service of notice of the filing of such case and for so long as such diligent contest continues.

      Notwithstanding the foregoing termination provisions, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the written consent of the Trust, the provisions of this Agreement, including without limitation the provisions relating to the services being performed and those dealing with compensation for such services and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the fees and expenses provided in the Sections 3 and 4 of this Agreement, the amount of all of BISYS' reasonable cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust, its investment adviser and/or other parties of the Trust's property, records, instruments and documents.

      If, for any reason other than (i) nonrenewal, (ii) mutual agreement of the parties or (iii) "Cause" for termination of BISYS hereunder, BISYS' services are terminated by the Trust hereunder, BISYS is replaced by the Trust as service provider, or if a third party is added by the Trust to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-Agent appointed as provided in Section 2 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance that would be due BISYS for the services it is no longer providing hereunder during
(x) the next twelve (12) months or (y) if less than twelve (12), the number of months remaining in the then-current term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average number of shareholder accounts and fees payable to BISYS monthly during the twelve (12) months prior to the date that services terminate, BISYS is replaced or a third party is added.

      In the event the Trust or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide services consistent with this Agreement; provided, however, that this provision shall not be construed to require a payment of liquidated damages in circumstances where any Fund is merged, reorganized or liquidated, in whole or in part, due to legitimate economic, regulatory, legal or marketing reasons (that do not include any attempt to remove BISYS

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as a transfer agent, fund accountant or administrator (or BFI as a named trustee/custodian to the IRA Accounts) or to reduce the fees due to BISYS hereunder) and BISYS continues to provide such services with respect to the resulting Fund and the assets that had been held by the predecessor Fund, even if the number of accounts diminishes due to such merger, reorganization or liquidation. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

      The parties further acknowledge and agree that, in the event BISYS' services are terminated, BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

      7.    Standard of Care; Uncontrollable Events; Limitation of Liability.

      BISYS shall use reasonable professional diligence in the performance of services under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein or any amendments or additional services mutually agreed upon by the parties in writing, and no implied duties are assumed by or may be asserted against BISYS hereunder.

      BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS' reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

      BISYS shall provide the Trust, at such times as the Trust may reasonably request, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

      NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE TRUST AND BISYS, OR THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR TRUSTEES, DIRECTORS,

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OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE,
SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      8.    Legal Advice.

      BISYS may notify the Trust if BISYS reasonably determines that BISYS is in need of the advice of counsel to the Trust with regard to BISYS' responsibilities and duties pursuant to this Agreement. BISYS may rely upon the advice of counsel to the Trust; however, this Agreement shall not obligate counsel to the Trust to render such advice. After so notifying the Trust, if BISYS does not obtain the advice of counsel to the Trust within a reasonable period of time, BISYS shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, at BISYS' expense. BISYS shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken in conformity with legal advice rendered in accordance with this paragraph.

      9.    Instructions/Certain Procedures, etc.

      BISYS shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of actual notice thereof from the Trust.

      Subject to Section 23(b), whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Board or by the shareholder or shareholder's agent, as the case may be.

      As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the relevant then-current Prospectus and Statement of Additional Information of the Trust, to the extent that such services are described therein unless BISYS receives instructions to the contrary in a timely manner from the Trust.

      The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may reasonably assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of BISYS or its

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affiliates) does not conflict with or violate any requirements of the Trust's
Amended and Restated Trust Instrument, By-Laws or then-current Prospectus.

      The Trust acknowledges receipt of a copy of BISYS' policy related to the acceptance of trades for prior day processing (the "BISYS As-of Trading Policy"). BISYS may amend the BISYS As-of Trading Policy from time to time in its sole discretion, but will provide prompt notice to the Trust of such amendment. BISYS may apply the BISYS As-of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Trust and furnished to BISYS by the Trust.

      The Trust acknowledges and agrees that deviations from BISYS' written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Trust (other than an officer or employee of BISYS or its affiliates) requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS, or any requirements of the AML Program (as defined in Section 16), BISYS may in its sole discretion determine whether to permit such exception. In the event BISYS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Trust (other than an officer or employee of BISYS or its affiliates) and delivered to BISYS (an "Exception"); provided that an Exception concerning the requirements of the Trust's AML Program shall also be authorized by the Trust's AML Compliance Officer (as defined in Section 16). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from the Trust that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith, BISYS shall have no liability for any loss, liability, expenses or damages to the Trust resulting from the Exception, and the Trust shall indemnify BISYS and hold BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to BISYS therefrom.

      The Trust instructs and authorizes BISYS to provide information pertaining to the Fund's portfolio to Fair Value Information Vendors (as defined in Schedule C) in connection with the fair value determinations made under the Trust's Valuation Procedures (as defined in Schedule C) and other legitimate purposes related to the services to be provided hereunder. The Trust acknowledges that while BISYS' services related to fair value pricing are intended to assist the Trust and its Board in its obligations to price and monitor pricing of Fund portfolios, BISYS does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

      10.   Indemnification.

      The Trust agrees to indemnify and hold harmless BISYS, BFI and their respective employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel

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fees and other expenses including reasonable investigation expenses
(collectively, "Losses") resulting directly and proximately from BFI's appointment as non-bank trustee/custodian, BISYS' performance of services under this Agreement or based, if applicable, upon BISYS' or BFI's reasonable reliance on information, records, instructions or requests pertaining to services hereunder, that are given or made to BISYS or BFI by the Trust, the investment adviser, or other authorized agents of the Trust with which BISYS or BFI must interface in providing services; provided that this indemnification shall not apply to actions or omissions of BISYS involving bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

      BISYS shall indemnify, defend, and hold harmless the Trust, and its Trustees, officers, agents and nominees from and against Losses resulting directly or proximately from BISYS' willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder or any amendments or additional services mutually agreed upon by the parties in writing.

      The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

      The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it unless (i) the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such action, (ii) the indemnifying party shall not have employed counsel to take charge of the defense of such action within a reasonable time or (iii) the defenses available to the indemnifying party and indemnified party are likely to present a conflict of interest for one counsel to represent both the indemnified party and indemnifying party, in any of which events the reasonable fees and expenses of counsel for the indemnified party shall be borne by the indemnifying party and paid as incurred.. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves it of all fault or culpability. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

      The provisions of this Section 10 are subject to the provisions of Section 9 Section 23(c).

      11.   Record Retention and Confidentiality.

      BISYS shall keep and maintain on behalf of the Trust all books and records which are customary or which are required to be kept in connection with BISYS' services pursuant to applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust at reasonable times or by the Securities and Exchange Commission (the "Commission") promptly.

      BISYS shall otherwise keep confidential all books and records relating to the Trust and its shareholders, except when (i) disclosure is required by law,
(ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, (iv) BISYS is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest and a legal right to such information at such time consistent with the Trust's Amended and Restated Trust Instrument, Prospectus and applicable law, or (v) as requested or authorized by the Trust (including pursuant to its policies and procedures). BISYS shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable. The provisions of this
Section 11 are subject to the provisions of Section 23(b) (Anti-Money Laundering Provisions).

      12.   Reports.

      BISYS shall furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed pursuant to this Agreement (or schedules hereto), or as subsequently agreed upon by the parties pursuant to an amendment to this Agreement (or schedules hereto). The Trust agrees to examine each such report or copy provided to it promptly and will report or cause to be reported to BISYS any errors or discrepancies therein.

      13.   Rights of Ownership.

      All computer programs, systems and procedures employed or developed by BISYS, or on behalf of BISYS by system providers or vendors used by BISYS, to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data maintained hereunder, excepting such computer programs, systems and procedures, are the exclusive property of the Trust. All such records and other data which is the property of the Trust shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

      14. Return of Records.

      BISYS shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement. BISYS may maintain copies of any such files, records and documents to the extent required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the 1940 Act, the AML Acts (as defined below), any of the rules and regulations promulgated thereunder, and any rules and regulations of the NASD.

      15.   Bank Accounts.

      BISYS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Trust with such bank or banks as are acceptable to the Trust, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Trust shall be deemed to be the customer of such bank or banks for purposes of such accounts. To the extent that the performance of such services hereunder shall require BISYS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Trust shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

      16.   Representations, Warranties and Covenants of the Trust.

      The Trust represents, warrants and covenants to BISYS that:

            (a) It is a Trust duly incorporated and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

            (b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

            (c) It is, and shall continue to be, in compliance in all material respects with all provisions of law applicable to its business and operations, including provisions governing the disclosure controls and procedures of the Funds ("Fund DCPs");

            (d) This Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

            (e) By virtue of the Amended and Restated Trust Instrument, shares of each Fund which are redeemed by the Trust may be resold by the Trust; and

            (f) (i) The Trust has adopted a written anti-money laundering program, which has been provided to BISYS pursuant to Section 19 (the "AML Program"), and has appointed an officer of the Trust as the Trust's anti-money laundering compliance officer ("AML Compliance Officer"), (ii) the AML Program and the designation of the AML Officer have been approved by the Board, (iii) the delegation of certain services thereunder to BISYS, as provided in Section 23, has been approved by the Board, and (iv) the Trust will submit any material amendments to the AML Program to BISYS for BISYS' review prior to adoption, in accordance with Section 21. In the event that any such amendment makes BISYS' performance under this Agreement impossible or commercially unreasonable, BISYS will notify the Trust and the parties will in good faith attempt to agree upon modifications to such amendment prior to adoption. If the parties are unable to agree upon modifications to such amendment prior to adoption, BISYS will not be obligated to perform, and will have no liability related to, AML services affected by such amendment.

      17.   Representations and Warranties of BISYS.

      BISYS represents and warrants to the Trust that:

            (a) It is a corporation duly incorporated and validly existing under the laws of the state of Ohio, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

            (b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

            (c) It is, and shall continue to be, in compliance in all material respects with all provisions of law applicable to it in connection with its services hereunder, including Section 17A(c) of the Exchange Act;

            (d) The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS' equipment, facilities, and other property used in the performance of its obligations hereunder are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

            (e) This Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties; and

      EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

      18.   Insurance.

      BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder and with carriers rated by AM Best with a minimum "A" rating. Upon the request of the Trust, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. BISYS shall notify the Trust promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust promptly should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

      19.   Information to be Furnished by the Trust and Funds.

      The Trust has furnished to BISYS, or will furnish upon request, the following, as amended and current as of the Effective Date:

            (a) A copy of the Amended and Restated Trust Instrument of the Trust and any amendments thereto;

            (b)   A copy of the Trust's By-laws and any amendments thereto;

            (c) A copy of the resolutions of the Board regarding (i) approval of this Agreement and authorization of officers of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS hereunder; and (ii) authorization of BISYS to act as administrator, fund accountant and transfer agent for the Trust;

            (d) A certified list of all officers of the Trust, with the Trust's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Trust or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters;

            (e)   Two copies of each of the following documents employed by the
                  Trust:

                  (i)   Prospectus and Statement of Additional Information;

                  (ii)  Distribution Agreement; and

                  (iii) All other forms commonly used by the Trust or its
                        distributor with regard to their relationships and transactions with shareholders of the Funds.

            (f) A certificate as to shares of the Trust authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Trust for all shares outstanding;

            (g) A copy of the Trust's written AML Program, including any related policies and procedures;

            (h) A copy of the Fund DCPs as contemplated in Item 20 of Schedule B; and

            (i)   The Trust's Valuation Procedures as defined in Schedule C.

      20.   Information Furnished by BISYS.

      BISYS has furnished to the Trust, or will furnish upon request, evidence of the following:

            (a) Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

            (b) Authorization of BISYS to act as transfer agent, fund accountant and administrator for the Trust;

            (c)   The current BISYS As-of Trading Policy; and

            (d) The current version of BISYS written polices and procedures with respect to its provision on AML Services (as defined in Section 23 below).

            (e) So long as it is not prohibited by law from disclosing such information, BISYS shall give the Trust notice, as soon as reasonably practicable upon receipt, of any orders, sanctions or publicly available inquiries made by the Commission or any other federal or state regulatory authority directly applicable to the provisions of services hereunder and reasonably likely to have a material adverse effect on the provision of such services hereunder.

      BISYS shall furnish a copy of the relevant provisions of its internal policies on service of employees as officers of funds ("BISYS Policies"), and any material amendments thereto, to the Trust.

      21.   Amendments to Documents.

      The Trust will provide BISYS with advance notice of any material amendments to the items set forth in Section 19. BISYS will not be responsible for changing or conforming its services to any such amendments until BISYS has reviewed and accepted responsibility for the relevant changes in services. BISYS will consider such changes in good faith. In the event that any such amendment, or change in laws applicable to the Trust, would require BISYS to make specific changes to its service model, BISYS will use reasonable good faith efforts to inform the Trust of the changes that would be necessary, and set out the estimated costs and estimated implementation timetable for any additional services. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional service. BISYS shall furnish the Trust with written copies of any amendments to, or changes in, any of the items referred to in this Section 21.

      22.   Reliance on Amendments.

      BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 19 and 21 of this Agreement and, the indemnification provisions of Section 10 hereof are applicable to BISYS' reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 19 and 21 hereof, in the event the same relate to services provided by BISYS hereunder, BISYS shall have no liability for failure to comply with or take any action in conformity with such amendments or changes except as provided in
Section 21 or as otherwise agreed upon in writing.

      23.   Compliance with Laws.

      (a) Prospectus and Public Offering. Except for information which is the obligation of BISYS as set forth in Section 11 hereof, and except as provided in the services listed in the schedules hereto which call for information to be provided by BISYS for inclusion in the Prospectus, the Trust assumes full responsibility for the preparation, contents, and distribution of each Prospectus of the Trust in compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. Subject to its obligations herein with respect to "blue sky" filings, BISYS shall have no obligation to take cognizance hereunder of laws relating to the sale of the Trust's shares. The Trust represents and warrants that all shares of the Trust that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

      (b) Anti-Money Laundering Provisions. The Trust acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("USA PATRIOT") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

      The Trust hereby delegates to BISYS the performance, on behalf of the Trust, of the anti-money laundering services set forth under Item 6 of Schedule D (the "AML Services") with respect to the shareholder accounts maintained by BISYS pursuant to this Agreement, and BISYS agrees to the foregoing delegation and agrees to perform such services in accordance with the Trust's AML Program. In connection therewith, BISYS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust's AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws. BISYS' obligations under this delegation shall be subject to Sections 19 and 21, which require that the AML Program and any material amendments thereto be submitted to BISYS for its review prior to adoption.

      The Trust agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Trust maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

      In connection with the foregoing delegation, the Trust also acknowledges that the performance of the AML Services involves the exercise of discretion which in certain circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, BISYS is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Trust shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Trust instructs BISYS that it may avail the Trust of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

      As concerns Networking Level III accounts and omnibus accounts, the AML Services performed by BISYS are subject to a more limited scope, as discussed in the Release concerning the final rule of the Department of the Treasury, 31 CFR 103 and of the Commission, 17 CFR 270, entitled Customer Identification Programs for Mutual Funds issued on May 9, 2003 and subsequent guidance issued jointly by such agencies entitled Question and Answer Regarding the Mutual Fund Customer Identification Program Rule (31 CFR 103.131) issued on August 11, 2003.

      (c) Provision of Certifying Officers.

      In the event that the Trust elects to have BISYS make BISYS employees available to the Trust to serve, upon designation as such by the Board if the Board so elects, as the Chief Financial Officer of the Trust or under such other title to perform similar functions (each officer who is required to provide a certification pursuant to Sarbanes-Oxley, whether or not a BISYS employee, is referred to herein as a "Certifying Officer"), BISYS shall do so, subject to the provisions of this Section 23(c) and Section 23(d), and subject to the payment of such additional fees as the parties may agree. As of the date of this Agreement, the Trust has determined that BISYS will not provide any Certifying Officers to the Trust. BISYS' obligation in this regard shall be met by providing an appropriately qualified employee of BISYS (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed to be in the best interests of the Trust. BISYS shall select, and may replace, the specific employee that it makes available to serve in the designated capacity as a Certifying Officer, in BISYS' reasonable discretion, taking into account each such person's responsibilities concerning, and familiarity with, the Trust's operations (but the description of any such person as a Certifying Officer shall be subject to the approval of the Trust).

      The obligation of BISYS to provide an employee to serve in such capacity is also subject to, and conditioned upon, the provisions of Item 20 of Schedule B hereto. Capitalized terms used but not defined in this Section 23(c) have the respective meanings ascribed to them in Item 21 of Schedule B.

            The Fund DCPs shall contain (or the Trust and BISYS shall otherwise establish) mutually agreeable procedures governing the certification process, and the parties shall comply with such procedures in all material respects. Among other things, the procedures shall provide that a Certifying Officer shall have the full discretion to decline to certify a particular Report (as defined in Schedule B to this Agreement) that fails to meet the standards set forth in the Certification, and to report matters involving fraud or other failures to meet the standards of applicable law to the audit committee of the Board.

      (d) Additional Provisions Concerning Officers.

      It is mutually agreed and acknowledged by the parties that Certifying Officers provided by BISYS under the provisions of this Section 23 will constitute officers of the Trust ("Officers"). The provisions of Section 23(c) are subject to the internal policies of BISYS concerning the activities of its employees and their service as officers of funds (the "BISYS Policies"), a copy of which shall be provided to the Trust upon request.

      The Trust's governing documents (including its Agreement and Amended and Restated Trust Instrument and By-Laws) and/or resolutions of the Board shall contain mandatory indemnification provisions that are applicable to each Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. BISYS will notify the Trust in the event that (a) a third party alleges that an officer of the Trust provided by BISYS failed to exercise his or her obligations to the Trust, or (b) an audit conducted by or on behalf of BISYS contains a finding that an officer of the Trust provided by BISYS failed to exercise his or her obligations to the Trust in any material respect; provided, however, that a failure of BISYS to so notify the Trust in good faith shall not affect the rights hereunder except to the extent the Trust is materially prejudiced thereby.

      The Trust shall provide coverage to each Officer under its directors and officers liability policy that is appropriate to the Officer's role and title, and consistent with coverage applicable to other officers holding positions of executive management.

      In appropriate circumstances, each Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a violation of Sarbanes-Oxley, Applicable AML Laws or other Federal securities laws applicable to the Trust (the "Applicable Securities Laws") by the Trust, or (b) a material deviation by the Trust from the terms of this Agreement governing the services of such Officer, which (in either case) is not primarily caused by the failure of such Officer or BISYS to meet obligations under applicable laws and this Agreement. In addition, each Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust to make an informed determination regarding any of the matters listed above.

      Each Officer may, and the Trust shall, promptly notify BISYS of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, the Trust's shareholders or any third party which involves an allegation that any Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of Sarbanes-Oxley and other applicable laws). Upon becoming aware in the normal course of business that any Certifying Officer who is an employee of BISYS has failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws (including but not limited to any claim that a filing with the Commission failed to meet the standards of Sarbanes-Oxley and other applicable laws), BISYS shall promptly notify the Trust of such fact.

      Notwithstanding any provision of the Agreement that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that BISYS cannot ensure that the Trust complies with Applicable AML Laws, the Applicable Securities Laws or Sarbanes-Oxley, and (b) whenever an employee or agent of BISYS serves as an Officer of the Trust, as long as such Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust (and would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Trust shall indemnify the Officer and hold the Officer harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by such Officer arising out of or resulting to the service of such Employee/Officer as an Officer of the Trust.

      24.   Notices.

      Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to The Bjurman Barry Funds, 10100 Santa Monica Blvd, Suite 1200, Los Angeles, California 90067 Attn: Andrew Bjurman; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219;
Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

      25.   Assignment.

      This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect BISYS' right to appoint a Sub-Agent pursuant to Section 2 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

      26.   Governing Law.

      This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      27.   Activities of BISYS.

      The services of BISYS rendered to the Trust hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the

Trust are or may be or may become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or may become similarly interested in the Trust, and that BISYS may be or may become interested in the Trust as a shareholder or otherwise.

      28.   Privacy.

      Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than (a) the Trust's investment adviser and the investment adviser's affiliates, and (b) affiliates of BISYS involved in servicing the Trust except at the direction of the Trust or as required by law (including Applicable AML Laws). BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually and shall promptly provided BISYS with copies of any amendments thereto. The Trust hereby consents to BISYS providing information about the Funds and consumers or customers of the Funds, including nonpublic personal financial information, to the Trust's investment adviser and the investment adviser's affiliates as necessary or appropriate in connection with the services provided by BISYS pursuant to this Agreement and/or upon request of the investment adviser or its affiliates.

      29.   Miscellaneous.

            (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

            (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

            (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

            (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

            (e) If any part, term or provision of this Agreement is held to be legal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

                                    * * * * *
                  enforced as if this Agreement did not contain such part, term or provision.

                                    * * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                         THE BJURMAN, BARRY FUNDS

                                         By: /s/ G. Andrew Bjurman
                                             ----------------------------------
                                         Name: G. ANDREW BJURMAN

                                         Title: Co President

                                         BISYS FUND SERVICES OHIO, INC.

                                         By: /s/ James L. Fox
                                             ----------------------------------
                                         Name: JAMES L. FOX

                                         Title: Executive Vice President

                  EXECUTION VERSION (June 22, 2005) 24

                                   SCHEDULE A

                        TO THE MASTER SERVICES AGREEMENT
                                     BETWEEN
                         BISYS FUND SERVICES OHIO, INC.
                          AND THE BJURMAN, BARRY FUNDS

                                      FUNDS

Bjurman, Barry Mid Cap Growth Fund

Bjurman, Barry Micro-Cap Growth Fund

Bjurman, Barry Small Cap Growth Fund

                                   SCHEDULE B

                        TO THE MASTER SERVICES AGREEMENT
                                     BETWEEN
                         BISYS FUND SERVICES OHIO, INC.
                          AND THE BJURMAN, BARRY FUNDS

                             ADMINISTRATION SERVICES

1. Calculate contractual Trust expenses and make and control all disbursements for the Trust, subject to review and approval of an officer of the Trust or other authorized person (designated on the list of authorized persons approved by the Board), including administration of director and vendor fees and compensation on behalf of the Trust, and as appropriate;

2. Assist counsel to the Trust with preparation of (i) the annual update to the Trust's registration statement on Form N-1A, and (ii) supplements to its Prospectus and Statement of Additional Information, and file any of the foregoing with the Securities and Exchange Commission (the "SEC") upon the request of the Trust or counsel to the Trust;

3. Coordinate and prepare, with the assistance and approval of the Funds' investment adviser, counsel and officers, drafts of communications to shareholders of record of the Funds ("Shareholders"), including the annual report to Shareholders; prepare drafts of the certified semi-annual report for each Fund; prepare and file the final certified versions thereof on Form N-CSR; prepare and file the Trust's Form N-SAR; and file all required notices pursuant to Rule 24f-2;

4. Coordinate the distribution of prospectuses, supplements, proxy materials and reports to Shareholders; coordinate the solicitation and tabulation of proxies (including the annual meeting of Shareholders each year, if one is held) and attend the Shareholder meetings and record the minutes of the meetings;

5. Review contracts on behalf of the Trust with, among others, the Trust's investment adviser, distributor, custodian, transfer agent and fund accountant;

6.    Review policies/procedures on behalf of the Trust;

7. Coordinate with the Trust's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

8.    Calculate performance data of the Funds for dissemination to up to fifteen
      (15) information services covering the investment company industry;

9.    Prepare and file the Trust's tax returns;

10. Assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Funds' semi-annual and annual reports to Shareholders;

11. Assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure, and provide consultation related to legal and regulatory aspects of the establishment, maintenance, and liquidation or dissolution of Funds;

12. Make available appropriate individuals to serve as officers of the Trust (to serve only in ministerial or administrative capacities relevant to BISYS' services hereunder, except as otherwise provided in this Agreement), upon designation as such by the Board;

13. Obtain and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with Rules 17g-1 and 17d-1 under this 1940 Act at the expense (except as otherwise provided in the Agreement) of the Trust and Funds and file the fidelity bonds and any notices with the SEC as required under the 1940 Act, to the extent such bonds and policies are approved by the Board;

14. Monitor and advise the Trust and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended. In connection with the foregoing, prepare and send quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by investment adviser(s) if requested;

15. Maintain corporate records on behalf of the Trust, including, but not limited to, minute books, the Declaration of Trust and By-Laws for the Trust, and BISYS shall retain such records for the periods and in the places required by Rule 31a-2 under the 1940 Act;

16. Assist the Trust in developing portfolio compliance procedures for each Fund, and provide daily and periodic compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with investment restrictions imposed by the Investment Company Act of 1940, each Fund's investment objective, defined investment policies, and restrictions, tax diversification, and distribution and income requirements, provided such are determinable based upon the Fund's accounting records. In connection with the foregoing, review quarterly compliance reports that are prepared by the investment adviser(s), and notify appropriate Fund officers and advisor of mark-to-market issues pursuant to Board-approved procedures. BISYS will also provide the Board with quarterly results of compliance reviews;

17. Provide assistance and guidance to the Trust with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may affect the Trust, and assisting in strategic planning in response thereto; assisting the Trust and providing on-site personnel in responding to and providing documents for routine regulatory examinations or investigations; and coordinating with and taking instructions from counsel to the Trust in response to such routine or non-routine regulatory matters. The assistance to be provided with respect to SEC inspections includes (i) rendering advice regarding proposed responses (ii) compiling data and other information in response to SEC requests for information and (iii) communicating with Fund management and portfolio managers to provide status updates. In addition, BISYS will provide appropriate assistance with respect to audits conducted by the Fund's independent accountants including compiling data and other information as necessary;

18. Manage the preparation for Board meetings by (i) coordinating Board book preparation, production and distribution, (ii) reviewing Board agendas, resolutions and minutes, (iii) preparing the relevant sections of the Board materials required to be prepared by BISYS, (iv) assisting to gather and coordinate special materials related to annual contract renewals and approval of Rule 12b-1 plans and related matters, including assisting to compile data for fee comparisons for annual contract renewals, and (v) performing such other Board meeting functions as shall be agreed by the parties in writing;

19. Attend such meetings of the Board and committees thereof as shall be requested by the Board and perform in the capacity of secretary for meetings of the Board and committees thereof and prepare agendas, resolutions and minutes for such meetings;

20. Furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust shall request and the parties shall agree in writing; and

21. To assist the Trust in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rules 30a-2 and Rule 30a-3 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Trust, "Sarbanes-Oxley"), BISYS will internally establish and maintain controls and procedures ("BISYS internal controls") designed to ensure that information recorded, processed, summarized, or reported by BISYS and its affiliates on behalf of the Trust and included in financial information certified by the Certifying Officers on Form N-CSR and Form N-Q ("Reports") is (a) recorded, processed, summarized, and reported by BISYS within the time periods specified in the Commission's rules and forms and corresponding to the Fund DCPs, and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs.

      With respect to a fiscal period during which BISYS serves or served as financial administrator, BISYS will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to BISYS' services, solely for the purposes of (i) providing a basis of support (as to information which has been prepared, processed and reported by BISYS, and as to BISYS internal controls) for the Certifying Officers to render the certifications required by Sarbanes-Oxley (or, if applicable with respect to a Report, inform the Certifying Officers of the reasons why the statements in such a certification would not be accurate), (ii) responding to an audit or investigation by a governmental or regulatory body, (iii) defending or responding to a lawsuit or claim against the Trust, or (iv) any other use approved by BISYS in writing in advance, such approval not to be unreasonably withheld. In rendering such sub-certifications concerning reports to the Trust, BISYS may (a) limit its representations to BISYS' internal controls over financial reporting, disclosure controls and procedures, and information prepared, processed and reported by BISYS;
      (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Trust, including all other service providers to the Trust, and compliance by such officers and agents with the Fund DCPs, including but not limited to, the Trust's investment adviser(s) and custodian; and (c) assume that the Trust has selected the appropriate accounting policies for the Fund(s).

      The Trust shall assist and cooperate with BISYS (and shall use commercially reasonable efforts to cause its officers, investment advisers and other service providers to assist and cooperate with BISYS) to facilitate the delivery of information requested by BISYS in connection with the preparation of the Trust's Form N-CSR and Form N-Q, including the delivery of Trust financial statements, so that BISYS may submit a draft Report to the Trust (or to any committee established by the Trust to oversee the Trust's Fund DCPs) at least 15 days prior to the date the relevant Report is to be filed. BISYS shall assist and cooperate with the Trust (and shall use its commercially reasonable efforts to cause the Certifying Officers who are employees of BISYS to assist and cooperate with the Trust) to facilitate the delivery of information required by this Agreement and requested by the Trust in connection with the preparation of the Trust's Form N-CSR and Form N-Q, including the delivery of the Trust's financial statements and the draft Report. At the request of the Trust or its Certifying Officers, BISYS shall provide reasonable administrative assistance to the Trust in connection with obtaining service provider sub-certifications, SAS-70 reports on internal controls, and any applicable representations to bring such certifications current to the end of the reporting period, and in preparing summaries of issues raised in such documents.

22. Coordinate formulating and filing of the Funds' voting records (as approved by the investment adviser) on Form N-PX.

23. File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year.

24. Prepare quarterly brokerage allocation compliance checklist and supporting documentation for use by investment adviser(s), as requested.

25.   Oversee/coordinate Trustee compensation.

26. Distribute Trustee/Officer Questionnaires prepared by counsel to the Trust and resolve any open issues with the Trust and counsel.

27.   Review proxy statements.

28. Review and file amendments to the Amended and Restated Trust Instrument/Articles of Incorporation as necessary.

29.   Review amendments to the By-Laws.

30. Promptly after receipt, provide BISYS' SAS-70 reports on internal controls for its most recently completed fiscal year.

31. Provide the following additional services to assist the Trust in connection with its obligations under Rule 38a-1 of the Investment Company Act of 1940:

      A. Perform risk-based testing and annual assessment of the compliance procedures of each BISYS service group, as applicable (i.e., transfer agency, fund accounting, administration) that provides services to the Trust and of any BISYS affiliate acting as the Trust's distributor.

      B. Provide information reasonably requested by the Board in connection with the Board's determination regarding the adequacy and effectiveness of the compliance procedures described in "A" above.

      C. Provide reports to the Trust's Chief Compliance Officer regarding the risk-based testing and annual assessment described in "A" above.

                                   SCHEDULE C

                        TO THE MASTER SERVICES AGREEMENT
                                     BETWEEN
                         BISYS FUND SERVICES OHIO, INC.
                          AND THE BJURMAN, BARRY FUNDS

                            FUND ACCOUNTING SERVICES

(a) BISYS will maintain the financial statements of the Trust in accordance with generally accepted accounting principles in the U.S. ("GAAP") and in accordance with the 1940 Act and the Rules and Regulations thereunder.

(b) BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 (the "Rule") under the 1940 Act:

            1. Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

            2. General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

            3.    Separate ledger accounts required by subsection (b)(2)(ii) and
                  (iii) of the Rule; and

            4. A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

(c) In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services for each Fund:

            1. Allocate income and expense and calculate the net asset value per share ("NAV") of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus and Statement of Additional Information of each Fund, applicable regulations under the 1940 Act and instructions from the Trust so long as they are consistent with applicable law and GAAP;

            2. Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Trust ("Valuation Procedures"), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Trust (collectively, "Fair Value Information Vendors") with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund's pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from each Fund's investment adviser or other designee, as approved by the Board;

            3. Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Trust to monitor and evaluate its use of fair value pricing information under its Valuation Procedures;

            4. Verify and reconcile with the Funds' custodian all daily trade activity;

            5. Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed);

            6. Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ; and as agreed, in certain cases, to newspapers;

            7. If applicable, report to the Trust the periodic market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

            8. Determine and report unrealized appreciation and depreciation on securities held in variable net asset value Funds;

            9. Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, if requested by the Trust;

            10. Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;

            11.   Post Fund transactions to appropriate categories;

            12. Accrue expenses of each Fund according to instructions received from the Trust's Administrator, and submit changes to accruals and expense items to authorized officers of the Trust (who are not BISYS employees) for review and approval;

            13. Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

            14. Provide accounting reports in connection with and coordinate with independent auditors concerning the Trust's regular annual audit, and other audits and examinations by regulatory agencies; and

            15. Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

            16. Provide a representative (in a non-voting capacity) for the Trust's Pricing Committee, if any;

            17. Assist the Trust in identifying instances where market prices are not readily available, or are unreliable, within parameters set forth in the Trust's Valuation Procedures;

            18. Prepare and maintain complete, accurate and current records with respect to the Trust required to be maintained by the Trust under the Internal Revenue Code of 1986, as amended (the "Code"), and under the rules and regulations of the 1940 Act, and preserve said records in the manner and for the periods prescribed in the Code and the 1940 Act.

(d) BISYS shall also perform the following additional accounting services for each Fund:

            1. Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Trust. The unaudited financial statements will include the following items:

                  A.    Unaudited Statement of Assets and Liabilities,

                  B.    Unaudited Statement of Operations,

                  C.    Unaudited Statement of Changes in Net Assets, and

                  D.    Unaudited Condensed Financial Information

            2. Provide accounting information for the following: (in compliance with Reg. S-X as applicable):

                  A. federal and state income tax returns and federal excise tax returns;

                  B. the Trust's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR and Form N-CSR;

                  C. the Trust's schedules of investments for filing with the SEC on Form N-Q;

                  D. the Trust's annual and semi-annual shareholder reports and quarterly Board meetings;

                  E. registration statements on Form N-1A and other filings relating to the registration of shares;

                  F. BISYS' monitoring of each Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

                  G.    annual audit by the Trust's auditors; and

                  H.    examinations performed by the SEC.

            3.    Calculate turnover and expense ratios.

            4.    Prepare schedule of Cap Gains and Losses.

            5.    Provide daily cash report.

            6. Maintain and report security positions and transactions in accounting system.

            7.    Prepare Broker Commission Report.

            8.    Monitor expense limitations.

            9.    Monitor wash sales.

            10. Provide financial information otherwise maintained by BISYS that may be relevant to the investment adviser's reports on soft dollar brokerage transactions.

            11.   Maintain list of failed trades.

            12.   Provide unrealized gain/loss report.

                                   SCHEDULE D

                        TO THE MASTER SERVICES AGREEMENT
                                     BETWEEN
                         BISYS FUND SERVICES OHIO, INC.
                          AND THE BJURMAN, BARRY FUNDS

                            TRANSFER AGENCY SERVICES

1.    Shareholder Transactions

            (a)   Process shareholder purchase and redemption orders.

            (b) Set up account information for each shareholder of each class of shares offered by each Fund of the Trust, including address, dividend option, taxpayer identification numbers and wire instructions.

            (c) Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

            (d)   Issue periodic statements for shareholders.

            (e)   Process transfers and exchanges.

            (f) Process dividend payments, including the purchase of new shares through dividend reinvestment.

            (g)   Calculate redemption fees, as appropriate.

2.    Shareholder Information Services

            (a) Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

            (b) Produce detailed history of transactions through duplicate or special order statements upon request.

            (c) Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders upon request.

3.    Compliance Reporting

            (a) Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the States in which the Fund is registered.

            (b) Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

            (c)   Issue tax withholding reports to the Internal Revenue Service.

4.    Dealer/Load Processing (if applicable)

            (a) Calculate fees due under 12b-1 plans for distribution and marketing expenses.

5.    Shareholder Account Maintenance

            (a) Maintain all shareholder records for each account in the Trust.

            (b) Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

            (c)   Record shareholder account information changes.

            (d)   Maintain account documentation files for each shareholder.

6.    Anti-Money Laundering Services

            (a) Where appropriate and information is available, verify shareholder identity upon opening new accounts.

            (b) Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the Trust's AML Program.

            (c) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trust's AML Program.

            (d) Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

            (e) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust's AML Program, and make the same available for inspection by (i) the Trust's AML Compliance Officer, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or
                  (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust's AML Compliance Officer.

7.    Services Related to Shareholder Service Agreements

            Coordinate the implementation of service arrangements covered by Shareholder Service Plans adopted by the Board with the financial institutions that serve, or propose to serve, as shareholder services agents thereunder ("Shareholder Service Agents"); review the qualifications of Shareholder Service Agents to serve as such under the relevant Shareholder Service Plan; coordinate and assist in the Trust's execution and delivery of Shareholder Service Agreements; report to the Board regarding amounts paid under Shareholder Service Agreements and the nature of Services provided by the Shareholder Service Agents thereunder; and maintain appropriate records in connection with the foregoing.

TRANSFER AGENCY REPRESENTATION

      Following each quarterly period, BISYS will provide a representation to the following effect pertaining to the AML Services rendered by BISYS hereunder during such quarterly period:

      1. Performance of good order review for all new and reregistered accounts;

      2. Performance of acceptance review for all monetary instruments received;

      3. Administration of signature guarantee policy in accordance with prospectus requirements;

      4. If applicable, administration of escrow hold policy in accordance with prospectus requirements;

      5.    Verification of customer address changes;

      6. Verification of customer identification for all new accounts and all name changes on existing accounts;

      7. Monitoring of all purchase transactions made with cash equivalents totaling in excess of $10,000. The number of Form 8300 reports filed during the period will be reported;

      8. Monitoring of all accounts for suspicious activity. The number of Form SAR reports filed during the period will be reported;

      9. Review of shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control. The number of accounts frozen and otherwise reported to authorities during the period will be reported;

      10. Creation of the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds; and

      11. Maintain all records and other documentation related to shareholder accounts and transactions required to be prepared and maintained pursuant to the Fund's anti-money laundering program for all BISYS transfer agent services.

      The following will be provided in such representation if the Trust falls under the related USA PATRIOT Act of 2001 provisions:

      12. Perform the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts; and

      13. Perform required due diligence on any new correspondent accounts opened during the period.

                                  SCHEDULE D-1

                        TO THE MASTER SERVICES AGREEMENT
                                     BETWEEN
                         BISYS FUND SERVICES OHIO, INC.
                          AND THE BJURMAN, BARRY FUNDS
                ADDITIONAL SERVICES FEES RELATED TO IRA ACCOUNTS

BISYS shall act as the IRA custodian for the Funds' IRA Accounts, and will perform the additional recordkeeping and administrative functions listed below with respect to those accounts (in addition to any applicable services already set forth on Schedule B of the Agreement.

Account Processing

            1.    Opening new IRA Accounts

            2.    Processing dividends and capital gain distributions

            3.    Notification of distribution requirements related to age 70
                  1/2

            4.    Maintaining beneficiary information on system

            5. Calculating distributions, withdrawals, required withholding and other payments to the holders of IRA Accounts (the "Account Holders")

            6.    Process contributions and distributions for Account Holders

            7. Process annual IRA Custodial Fee withdrawals, and collect any pre-paid IRA Custodial Fees.

Account Maintenance

            1.    Maintaining Account Holder records

            2.    Changing addresses for Account Holders

            3.    Preparing periodic reports on accounts, number of shares, etc.

            4.    Preparation and filing of federal tax forms (1099-R, 5498)

            5.    Replying to shareholder correspondence and inquiries

            6.    Responding to all telephone inquiries about IRA Accounts

            7.    Complete annual W4P federal withholding solicitation

                                   SCHEDULE E

                        TO THE MASTER SERVICES AGREEMENT
                                     BETWEEN
                         BISYS FUND SERVICES OHIO, INC.
                          AND THE BJURMAN, BARRY FUNDS
                                      FEES

      The Trust shall pay BISYS on the first business day of each month, or at such time(s) as BISYS shall request and the parties hereto shall agree, a fee for administration, fund accounting and transfer agency services comprised of the following components, determined at the annual rates set forth below (to be billed in equal monthly amounts). For these purposes, the rate at which the asset-based fees are applied is determined by aggregating the assets of all "Funds" together.

ADMINISTRATION, FUND ACCOUNTING AND FUND ADMINISTRATION SERVICES

An asset-based fee determined as follows:

 Average Daily Net
Assets of the Funds                   Fee Amount
-------------------                   ----------
$0 - $900 million                     Sixty-Two and one-half one-thousandths of
                                      one percent (.0625%) of the Funds' average
                                      daily net assets

All assets exceeding $900 million     Fifty-Five one-thousandths of one percent
                                      (.055%) of the Funds' average daily net
                                      assets

The foregoing asset-based fees are subject to an annual minimum fee of $195,000.00, based on the current Fund complex, consisting of 3 Funds. The annual minimum amount will increase (or decrease) by $65,000.00 for each Fund that is added (or subtracted) from the total number of Funds.

Plus

An additional class fee of $5,000.00 per class per annum, applicable to each additional class of shares over the first class of shares per Fund.

Plus

N-Q Filing Fees equal to $3,000.00 per Fund per N-Q filed on such Fund's behalf.

TRANSFER AGENCY AND SHAREHOLDER SERVICES

A per Cusip fee of $17,000.00 per Cusip per annum; plus

The following per-account fees, applied per annum to each shareholder account (open or closed) on BISYS' transfer agency system:

Per Open Non-Networked Level III Accounts      $18.00
Per Open Networked Level III Accounts          $15.00
Per Closed Accounts                            $ 2.00

For these purposes, the following categories constitute an open account on the BISYS system in any one month: open account with balance, open account with zero balance, open account with negative balance and closed account with activity. Closed accounts with no activity in the month are considered a closed account for billing purposes.

COMPLIANCEEDGE-SERVICE PROVIDER PROGRAM FOR 38A-1

$20,000.00 per annum,  payable in equal monthly installments.

CPI ADJUSTMENT

The fixed fees and other fees expressed as stated dollar amounts in this schedule and in the Agreement shall be increased annually commencing on the one-year anniversary date of the Effective Date by the percentage increase since the Effective Date in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index mutually agreed to should such index no longer be published; but under no circumstances may an annual increase exceed six percent (6%).

OUT OF POCKET EXPENSES AND MISCELLANEOUS CHARGES

The out of pocket expenses and miscellaneous services fees and charges provided for under the Agreement are not included in the above fees and shall also be payable to BISYS in accordance with the provisions of the Agreement.

AML Annual program servicing $4,000.00 for up to the first 50,000 accounts (to be billed in equal monthly amounts of $333.33)

If over 50,000 accounts, the AML Annual program servicing fee is increased to $7,000.00 (to be billed in equal monthly amounts of $583.33)

Systems costs

Early Warning annual fee           $575.00
Early Warning per record cost      $  0.22
Early Warning searches for Network Level III are conducted and fees applied every three weeks

Equifax - per request cost         $  5.00

FAIR VALUE SUPPORT SERVICES, IF APPLICABLE

      As compensation for Fair Value Support Services, if applicable the services set forth in subsections (b)2 and (b)3 (as they relate to fair value determinations) of Schedule C hereto), BISYS shall receive the annual servicing fee for each Fund that the Trust designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by BISYS hereunder, as follows:

One-time Development Fee, due upon the execution of this Agreement: $10,000

Annual Fee for Fair Value Support Services to be provided by BISYS:

For each Fund with less than 200 securities  $5,000

For each Funds with at least 200 securities  $7,500

(The Annual Fee is to be billed in equal monthly installments)

The foregoing BISYS fee(s) do not include out of pocket costs. BISYS will also be reimbursed by the Trust for the actual costs charged by Fair Value Information Vendors with respect to the provision of fair value pricing information to BISYS for use in valuing the portfolio holdings of a specific Fund or Funds.

TRUSTEE/CUSTODIAN SERVICES.

In addition, as provided in Section 4(a) of this Agreement, BISYS shall be entitled to fifteen dollars ($15.00) per social security number, for each plan or account type, per year (the "Custodial Fee"), to be paid within the month prior to December 31 of each such year (or, if an IRA Account is to be closed, prior to the closing of such IRA Account , for the services provided to the IRA Account or IRA Accounts. BISYS will collect the Custodial Fee from each IRA Account.